Exhibit 99.1

                                 [LOGO] Quaker

For Release:                        NEWS              Contact:
   Immediate                                             Michael F. Barry
                                                         Vice President and
                                                         Chief Financial Officer
                                                         610/832-8500

--------------------------------------------------------------------------------

               Quaker Chemical Announces Second Quarter Results

    CONSHOHOCKEN, Pa., July 29 /PRNewswire-FirstCall/ -- Quaker Chemical Corporation (NYSE: KWR) today announced record quarterly sales of $98.7 million and diluted earnings per share of $0.29 for the second quarter of 2004. The earnings level is consistent with the public announcement made on July 23, 2004.

    Second Quarter Summary
    ----------------------
    Net sales for the second quarter of 2004 were a record $98.7 million, up 18% from $83.5 million for the second quarter of 2003. Foreign exchange rate translation, the Company's 2003 acquisitions, and the Company's new chemical management services (CMS) contracts favorably impacted net sales by $1.9 million, $5.6 million and $4.0 million, respectively. The remaining net sales increase of approximately 4% was primarily due to double-digit growth in the Asia/Pacific and South American regions with lower sales in Europe tempering increases in the U.S.
    Net income for the second quarter was $2.8 million versus $3.5 million for the second quarter of 2003. Despite record sales in the quarter, higher raw material prices and lower than expected performance in the Company's new CMS business were largely responsible for the shortfall in earnings compared to our expectations. Earnings per diluted share were $0.29 per diluted share versus $0.36 per diluted share for the second quarter of 2003.
    Gross margins as a percentage of sales declined from 34.7% for the second quarter of 2003 to 33.0% for the second quarter of 2004. Approximately one-half of the decline in the gross margin percentage was due to higher raw material costs. The Company has announced and implemented a number of price increases and surcharges to help offset increases in raw material costs, and the positive impact from these actions is expected to be realized in the second half of 2004.
    Selling, general and administrative expenses for the quarter increased $4.0 million compared to the second quarter of 2003. Foreign exchange rate translation and the Company's 2003 acquisitions accounted for approximately one-third of the increase. The majority of the remaining increase was due to higher expenses associated with the Company's ERP implementation, Sarbanes-Oxley compliance, as well as inflationary increases. In addition, the Company added infrastructure to support its growth initiatives in CMS and the Asia/Pacific region.
    Ronald J. Naples, Chairman and Chief Executive Officer, commented, "The story of our second quarter really revolves around strong sales growth, high raw material prices, and our new CMS contracts. We have seen good growth this year especially in Asia and South America. In addition, our acquisitions continue to perform as expected. However, continued high raw material costs have negatively impacted our bottom line relative to the prior year. Over the past few months, we have taken steps to implement price increases which should positively affect our margins in the second half of the year."
    Mr. Naples continued, "Another factor in our deviation from our expectations was due to the performance in our new CMS contracts. While the new contracts made a profit contribution, they were behind our expectations in both product conversions and product usage reduction. Though we've been delayed, we did make considerable progress in both areas and expect to see the benefits in the second half."

    Year-to-Date Summary
    --------------------
    Net sales for the first half of the year increased to $196.8 million, up 26% from $156.8 million for the first half of 2003. Foreign exchange rate translation, the Company's 2003 acquisitions, and the Company's new CMS contracts favorably impacted net sales by $8.4 million, $11.3 million and $13.7 million, respectively. The remaining net sales increase of approximately 4% was due to double-digit growth in the Asia/Pacific and South American regions with lower sales in Europe offsetting increases in the U.S.
    Net income for the first half of the year was $6.2 million versus
$6.6 million for the first half of 2003. Earnings per diluted share decreased from $0.69 per diluted share to $0.62 per diluted share as a result of the items discussed in the second quarter summary.
    Gross margin as a percentage of sales declined from 36.6% in 2003 to 33.0% in 2004. As previously disclosed, the Company's new CMS contracts, which commenced in the second quarter of 2003, have caused different relationships between margins and revenue than in the past. At the majority of current CMS sites, the Company effectively acts as an agent and records revenue and costs from these sales on a net sales or "pass-through" basis. The new CMS contracts have a different structure, which results in the Company recognizing in reported revenue the gross revenue received from the CMS site customer, and in cost of goods sold the third party product purchases. The negative impact to gross margin for the first half of the year related to the new CMS contracts is approximately 2.6 percentage points. The remaining decline in gross margin as a percentage of sales is primarily due to increased raw material costs.
    Selling, general and administrative expenses for the first half of the year increased $7.9 million compared to the first half of 2003. Foreign exchange rate translation and the Company's 2003 acquisitions accounted for approximately half of the increase. The majority of the remaining increase was due to higher expenses associated with the Company's ERP implementation, Sarbanes-Oxley compliance, as well as inflationary increases. In addition, the Company added infrastructure to support its growth initiatives in CMS and the Asia/Pacific region.

    Balance Sheet and Cash Flow Items
    ---------------------------------
    The Company's net debt has increased since year-end primarily to fund the working capital needs associated with our growth initiatives. The Company's net debt-to-total capital ratio remains strong at 30% at the end of second quarter compared to 25% at the end of 2003.
    In the first half of 2004, capital expenditures were $4.9 million. Major projects included the Company's U.S. lab renovation, global ERP implementation and a capital expansion project related to our Vulcan acquisition. The Company is near completion on the U.S. lab renovation. The capital expansion project related to the Vulcan acquisition is completed. The Vulcan expansion project has allowed the Company to move essentially all of the production from Vulcan to other facilities and reduce external manufacturing costs. Capital spending related to the Company's ERP implementation has been considerably less in 2004 than in the past. Overall, we are expecting our total 2004 capital expenditures to be slightly under $10 million, or a more than 20% reduction from the 2003 capital expenditure levels.

    Outlook
    -------
    Mr. Naples commented, "We're really pleased with our revenue growth so far this year. Second quarter profitability was a disappointment, but we're on top of the reasons for the shortfall and have solid plans in place to get back on track. We look forward to an improved second half and are still optimistic that for 2004 we will achieve earnings around our prior year level, even though we don't anticipate raw material cost relief. Critical to making this happen are the continued economic recovery in our key markets, the contribution of announced price increases that take effect in the second half, and strong follow-through on our progress in product conversion and product usage reduction programs in our CMS business."
    Mr. Naples continued, "We are convinced that we are on the right strategic track with our key imperatives of selling value rather than simply fluids, operating as a globally integrated whole, and harnessing our global knowledge and learning. These imperatives have kept us in a strong market position during the recent difficult operating environment, focusing us on bringing unique value to our customers, as well as increasing our differentiation from competitors. We also believe the five tight-fit acquisitions completed over the past two years and the new CMS contracts will be significant contributors to our revenue and earnings going forward. It is our expectation that our strong financial position will enable us to continue to grow the Company through acquisitions as well as maintain our record of annual dividend increases."
    Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

    This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company's demand is largely derived from the demand for its customers' products, which subjects the Company to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.

    As previously announced, Quaker Chemical's investor conference to discuss second quarter results is scheduled for July 30, 2004 at 10:30 a.m. (ET). Access the conference by calling 877-269-7756 or visit Quaker's Web site at http://www.quakerchem.com for a live webcast.


                         Quaker Chemical Corporation
                  Condensed Consolidated Statement of Income
       (Dollars in thousands, except per share data and share amounts)

                                               (Unaudited)
                          -----------------------------------------------------
                             Three Months ended          Six Months ended
                          ------------------------    -------------------------
                                   June 30,                     June 30,
                             2004          2003           2004           2003
                          ----------    ----------    ----------     ----------
Net sales                 $   98,683    $   83,453    $  196,814     $  156,790

Cost of goods sold            66,139        54,506       131,815         99,477
                          ----------    ----------    ----------     ----------

Gross margin                  32,544        28,947        64,999         57,313
  %                             33.0%         34.7%         33.0%          36.6%

Selling, general and
 administrative               27,209        23,223        53,807         45,908
                          ----------    ----------    ----------     ----------

Operating income               5,335         5,724        11,192         11,405
  %                              5.4%          6.9%          5.7%           7.3%

Other income, net                208           447           767            535
Interest expense, net           (349)         (235)         (664)          (374)
                          ----------    ----------    ----------     ----------
Income before taxes            5,194         5,936        11,295         11,566

Taxes on income                1,636         1,843         3,558          3,701
                          ----------    ----------    ----------     ----------
                               3,558         4,093         7,737          7,865

Equity in net income of
 associated companies            186           169           335            255
Minority interest in net
 income of subsidiaries         (897)         (787)       (1,916)        (1,538)
                          ----------    ----------    ----------     ----------

Net income                $    2,847    $    3,475    $    6,156     $    6,582
                          ==========    ==========    ==========     ==========
  %                              2.9%          4.2%          3.1%           4.2%

Per share data:
   Net income - basic     $     0.30    $     0.37    $     0.64     $     0.71
   Net income - diluted   $     0.29    $     0.36    $     0.62     $     0.69

Shares Outstanding:
   Basic                   9,604,142     9,323,895     9,587,393      9,297,482
   Diluted                 9,983,809     9,671,578     9,981,999      9,593,466



                         Quaker Chemical Corporation
                     Condensed Consolidated Balance Sheet
          (Dollars in thousands, except par value and share amounts)

                                                              (Unaudited)
                                                        -----------------------
                                                         June 30,   December 31,
                                                           2004         2003
                                                        ---------   -----------
ASSETS

Current assets
   Cash and cash equivalents                            $  24,470     $  21,915
   Accounts receivable, net                                81,791        78,121
   Inventories, net                                        37,850        32,211
   Prepaid expenses and other current assets               14,442        11,277
                                                        ---------     ---------
      Total current assets                                158,553       143,524

Property, plant, and equipment                            138,565       136,448
   Less accumulated depreciation                           76,619        74,057
                                                        ---------     ---------
      Net property, plant, and equipment                   61,946        62,391
Goodwill                                                   32,906        33,301
Other intangible assets, net                                8,996         9,616
Investments in associated companies                         5,923         6,005
Deferred income taxes                                      12,839        12,846
Other assets                                               19,718        19,664
                                                        ---------     ---------
      Total assets                                      $ 300,881     $ 287,347
                                                        =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Short-term borrowings and current
    portion of long-term debt                           $  54,164     $  42,992
   Accounts and other payables                             42,017        41,259
   Accrued compensation                                     6,138         6,816
   Other current liabilities                               13,305        14,738
                                                        ---------     ---------
      Total current liabilities                           115,624       105,805
Long-term debt                                             17,946        15,827
Deferred income taxes                                       2,764         2,688
Other non-current liabilities                              41,564        40,967
                                                        ---------     ---------
      Total liabilities                                   177,898       165,287
                                                        ---------     ---------

Minority interest in equity of subsidiaries                11,021         9,708
                                                        ---------     ---------

Shareholders' equity
   Common stock, $1 par value;
    authorized 30,000,000 shares;
    issued (including treasury shares)
    9,664,009 shares                                        9,664         9,664
   Capital in excess of par value                           2,489         2,181
   Retained earnings                                      119,316       117,308
   Unearned compensation                                     (488)         (621)
   Accumulated other comprehensive loss                   (18,790)      (15,406)
                                                        ---------     ---------
                                                          112,191       113,126
   Treasury stock, shares held at
    cost; 2004 - 8,832, 2003 - 54,178                        (229)         (774)
                                                        ---------     ---------
      Total shareholders' equity                          111,962       112,352
                                                        ---------     ---------
         Total liabilities and
          shareholders' equity                          $ 300,881     $ 287,347
                                                        =========     =========



                         Quaker Chemical Corporation
                Condensed Consolidated Statement of Cash Flows
                      For the six months ended June 30,
                            (Dollars in thousands)

                                                               (Unaudited)
                                                          ---------------------
                                                            2004         2003
                                                          --------     --------
Cash flows from operating activities
  Net income                                              $  6,156     $  6,582
  Adjustments to reconcile net income to net
   cash used in operating activities:
    Depreciation                                             4,098        3,394
    Amortization                                               575          438
    Equity in net income of associated companies              (335)        (255)
    Minority interest in earnings of
     subsidiaries                                            1,916        1,538
    Deferred compensation and other, net                       245          226
    Pension and other postretirement benefits                  411        2,190
  Increase (decrease) in cash from changes in
   current assets and current liabilities, net of
   acquisitions:
    Accounts receivable                                     (4,824)     (11,380)
    Inventories                                             (6,110)      (2,789)
    Prepaid expenses and other current assets               (3,318)       1,204
    Accounts payable and accrued liabilities                  (213)      (2,467)
    Change in restructuring liabilities                       (327)        (866)
                                                          --------     --------
      Net cash used in operating activities               $ (1,726)    $ (2,185)
                                                          --------     --------

Cash flows from investing activities
  Capital expenditures                                      (4,915)      (4,859)
  Dividends and distributions from
   associated companies                                        233        3,890
  Payments related to acquisitions                              --       (1,105)
  Other, net                                                    28           53
                                                          --------     --------
      Net cash used in investing activities                 (4,654)      (2,021)
                                                          --------     --------

Cash flows from financing activities
  Net increase in short-term borrowings                     11,165        7,747
  Proceeds from long-term debt                               2,208           --
  Dividends paid                                            (4,091)      (3,924)
  Treasury stock issued                                        716        1,697
  Distributions to minority shareholders                      (245)        (609)
  Other, net                                                    --            3
                                                          --------     --------
      Net cash provided by financing activities              9,753        4,914
                                                          --------     --------

  Effect of exchange rate changes on cash                     (818)         533
    Net (decrease) increase in cash
     and cash equivalents                                    2,555        1,241
    Cash and cash equivalents at
     beginning of period                                    21,915       13,857
                                                          --------     --------
    Cash and cash equivalents at end
     of period                                            $ 24,470     $ 15,098
                                                          ========     ========


                          Quaker Chemical Corporation
      One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809 USA
                               www.quakerchem.com
                         T 610.832.4000 F 610.832.8682


SOURCE  Quaker Chemical Corporation
    -0-                             07/29/2004
    /CONTACT: Michael F. Barry, Vice President and Chief Financial Officer, Quaker Chemical Corporation, +1-610-832-8500/
    /Web site:  http://www.quakerchem.com /
    (KWR)

CO:  Quaker Chemical Corporation
ST:  Pennsylvania
IN:  CHM
SU:  ERN MAV CCA ERP